EXHIBIT 99.1

UPDATE TO NOTICE OF BLACKOUT PERIOD

TO:	Directors and Executive Officers of Exelixis, Inc.

FROM:	James B. Bucher, Vice President, Corporate Legal Affairs and Secretary

DATE:	April 29, 2008

As previously communicated to you in a notice on March 28, 2008, a blackout period (the “Plan Blackout Period”) under the Exelixis, Inc. 401(k) Plan (the “401(k) Plan”), which resulted from the transition of investment, trustee and recordkeeping services to Fidelity Investments® (“Fidelity”), began on Monday, March 24, 2008 at 1:00 p.m. P.S.T. and was expected to end on or before May 21, 2008. However, since the transition of services to Fidelity is near completion, the end of the Plan Blackout Period has changed and is now expected to end on or before May 2, 2008.

Federal securities laws require us to provide this updated notice to you as a director or executive officer of Exelixis, Inc. As a reminder, please note that even if you are not a participant in the 401(k) Plan, you are prohibited from trading in the Company’s securities, including the Company’s common stock or other equity securities, other than exempt transactions, until the expiration of the Plan Blackout Period. In addition, please note that the quarterly blackout period for the current quarter is now in effect and will last at least until the opening of the market on the third business day following the public release of the Company’s first quarter 2008 earnings in early May 2008.

If you have any questions regarding this notice, please contact:

James B. Bucher

Vice President, Corporate Legal Affairs and Secretary

170 Harbor Way, P.O. Box 511

South San Francisco, CA 94083

650-837-7251

jbucher@exelixis.com